                                                                    Exhibit 11.1


                      GREAT WESTERN FINANCIAL CORPORATION

                  Computation of Net Income Per Common Share
                           Primary and Fully Diluted

                                                                       Three Months Ended
                                                      -----------------------------------------------------
(Dollars in thousands)                                March 31, 1997    December 31, 1996    March 31, 1996
                                                      --------------    -----------------    --------------
Net income                                                $ 65,703           $ 5,132              $71,294
Preferred stock dividends - convertible
 and nonconvertible                                        (3,424)            (3,424)              (6,254)
                                                          -------            -------              -------
Net Income for computing earnings per
 Common share - primary                                    62,279              1,708               65,040
Preferred stock dividends - convertible                         -                  -                2,830
                                                          -------            -------              -------
Net income for computing earnings per
 Common share - fully diluted                             $62,279            $ 1,708              $67,870
                                                          =======            =======              =======

                Computation of Average Number of Common Shares
                Outstanding on Primary and Fully Diluted Basis
                   (In thousands, except per share amounts)

                                                                       Three Months Ended
                                                      -----------------------------------------------------
(Dollars in thousands)                                March 31, 1997    December 31, 1996    March 31, 1996
                                                      --------------    -----------------    --------------
Average number of Common shares
 outstanding during each period -
 without dilution                                         137,715            137,752              137,191
Common share equivalents outstanding
 at the end of each period                                  3,590              2,656                1,952
                                                          -------            -------              -------
Average number of Common shares and
 Common share equivalents outstanding
 during each period on a primary basis                    141,305            140,408              139,143
Common share equivalents outstanding at
 the end of each period on a fully
 diluted basis                                                291                 26                   47
Addition from assumed conversion as of the
 beginning of each period of the
 convertible preferred stock outstanding
 at the end of each period                                      -                  -                6,342
                                                          -------            -------              -------
Average number of Common shares
 outstanding during each period
 on a fully diluted basis                                 141,596            140,434              145,532
                                                          =======            =======              =======
Net income per Common share
  Primary                                                 $  0.44            $  0.01              $  0.47
  Fully diluted                                              0.44               0.01                 0.47